EXHIBIT 4.2

                                 AMENDMENT NO. 1
                                       TO
                         THE QUICK & REILLY GROUP, INC.
                                STOCK OPTION PLAN


     The Quick & Reilly Group, Inc. (the "Company") Stock Option Plan (the "Plan") is hereby amended by deleting Section 6(h) of the Plan in its entirety and substituting a new Section 6(h) reading as follows:

          "(h)(i) Except as provided in Section 6(h)(ii) below, an option granted under the Plan may not be transferred except by will of the laws of descent and distribution and, during the lifetime of the Optionee may be exercised only by the Optionee.

          (ii) Notwithstanding Section 6(h)(i) above, an option granted under the Plan may be transferred by the Optionee to a trust established by the Optionee for the benefit of one or more descendants of the Optionee, whether natural or adopted, provided that such transfer will not be effective until such notice of such transfer is delivered to the Company."

     Except as expressly amended hereby, the Plan shall continue in full force and effect in accordance with its terms.

     This Amendment No. 1 was approved by the Board of Directors of the Company on September 22, 1992 pursuant to Section 8 of the Plan and shall be effective immediately.